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                                Exhibit 99(a) Press Release dated July 18, 2001


[AVISTA CORP. LOGO]

                                                                   NEWS RELEASE
--------------------------------------------------------------------------------
CONTACT:    Media: Hugh Imhof (509) 495-4264  hugh.imhof@avistacorp.com
            Investors: Angie Teed (509) 495-2930 angela.teed@avistacorp.com


                                                         FOR IMMEDIATE RELEASE:
                                                         July 18, 2001
                                                         7:45 a.m. EDT


AVISTA REQUESTS ELECTRICITY SURCHARGE

TEMPORARY CHARGE IS NEEDED TO OFFSET POWER PURCHASE COSTS

SPOKANE, WASH.: Avista Corp. (NYSE:AVA) today announced that it will ask regulators in Washington and Idaho to approve an energy surcharge to electric customers in both states. The surcharge is intended to offset the costs of a severe shortage of hydropower generation and volatile energy market prices.

        The request is for a surcharge of 36.9 percent in Washington and 14.7 percent in Idaho. The proposed surcharge would be applied as a uniform percentage increase to the rates for all customer classes in each state.

        "We know this will be difficult for many of our customers and we have taken extraordinary steps to avoid this request. But the volatile energy markets we have experienced in recent months have required us to ask for a price increase," said Avista Utilities President Scott Morris. "We must ensure that our company has sufficient resources to maintain cash flow, obtain needed financing and thereby provide adequate and reliable energy supplies for our service area."

        Morris said efforts to assist Avista customers include energy conservation and efficiency programs, conservation rebates, energy conservation workshops and programs aimed at limited income seniors, support of Project Share and the company's CARES program that provides assistance to those having difficulty paying their bills. During the past decade, Avista customers have saved more than 50 megawatts through energy conservation programs.

        The monthly increase for a residential customer in Washington using an average 1,000 kilowatt-hours per month would be $16.26. For an Idaho customer using the same amount of electricity, the increase would be $7.55. The proposed surcharge would result in an increase in annual revenue to the company of $87.4 million in Washington and $17.9 million in Idaho. A power cost adjustment mechanism has been in place since 1989 for Idaho customers and they are currently paying a surcharge of 4.8 percent.



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        The surcharge in each state would begin on Sept. 15, 2001. Avista has requested that the surcharge continue until the end of 2003. However, if conditions allow, the surcharge could be removed sooner.

        Gary Ely, Avista Corp. chairman, president and chief executive officer, said the need for a surcharge has arisen through a combination of volatile electricity prices, changing market conditions and a continued deterioration in availability of hydroelectric generation, which has weakened the financial condition of the company.

        "Hydroelectric generation in 2001 is the lowest in the 73 years that records have been kept," said Ely. "The conditions have caused us to purchase additional energy in the wholesale market to cover our power needs."

        As of June 30, 2001, Avista had deferred more than $140 million in costs for energy purchased on the wholesale market. Deferred power costs are cash expenses that Avista has incurred in acquiring power from the marketplace for its retail customers, but not recovered in rates, thereby limiting Avista's ability to meet ongoing cash needs and other financial obligations. The deferral balances continue to grow and are expected to reach $267 million by the end of 2001 unless rate relief is granted.

        Accounting mechanisms have been in place to allow the company to set aside or defer its increased power costs for possible later recovery. Avista expects to be in a surplus power supply condition beginning in 2002. Projections earlier this year indicated the value of the surplus energy would allow the company to offset its deferred costs with profits from the sale of this surplus in the wholesale market, reducing the deferral balance to zero by early 2003.

        Under a plan approved by Washington regulators in May, Avista's ability to fully offset the deferred costs attributable to Washington, was based on a number of assumptions including stream flow conditions, thermal plant performance, level of retail loads, and wholesale market prices during the deferral period. In Idaho, Avista has had a formal cost recovery mechanism in place for several years. Until June, Avista expected that these mechanisms, coupled with profits from sales of surplus energy, would allow adequate recovery of the deferral balances attributable to Idaho over a period of time.

        In June, changing market conditions, compounded by federally imposed price limits, drastically reduced prices for future energy sales, significantly reducing the company's ability to offset its deferred costs with cash generated through surplus power sales. May power prices were in the range of $300 per megawatt hour. Prices have now declined to around $40 per megawatt hour.

        "Improving the company's cash flow is critical to being able to complete financing plans and to meet various debt covenants," said Ely. "Without the surcharges in each state, the company will not be in a position to access capital at reasonable costs. Commission support and action is critical to enable Avista to complete financing for generation facilities currently being constructed to provide energy for retail customers." Ely also noted that Avista continues to implement internal cost saving measures, including a hiring freeze.



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        "Avista has not been able to obtain additional financing for completion of the Coyote Springs II generation project currently under construction to meet retail customers needs. Lenders have growing concerns about the projected deferral balances and the absence of some form of mechanism to currently recover the deferred costs on a current basis," he said.

        Avista Corp. is an energy, information and technology company whose utility and subsidiary operations focus on delivering superior products and providing innovative solutions to business and residential customers throughout North America.

        Avista Corp.'s affiliate companies include Avista Utilities, which operates the company's electric and natural gas generation, transmission and distribution business. Avista's non-regulated businesses include Avista Advantage, Avista Labs, Avista Communications, Avista Energy, and Avista Power.

        Avista Corp.'s stock is traded under the ticker symbol "AVA." For more information about Avista Corp. and its affiliate businesses, visit the corporate website at www.avistacorp.com

        Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

        This news release contains forward-looking statements regarding the company's current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2000 and the Quarterly Report on form 10-Q for the quarter ended March 31, 2001.



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